SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

STERIS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
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STERIS CORPORATION

5960 Heisley Road  ■  Mentor, Ohio 44060-1834  ■  USA

TO OUR SHAREHOLDERS:

The 2005 Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Daylight Saving Time, on Friday, July 29, 2005, at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Concord, Ohio, USA. At the Annual Meeting, shareholders will be asked to elect eight directors for terms running through the 2006 Annual Meeting and to approve a senior executive management incentive compensation plan. Management will also report on fiscal year 2005 results. We urge you to attend the meeting and to vote FOR the nominees for director listed in the Proxy Statement and FOR the senior executive management incentive compensation plan.

The formal notice of the meeting and the Proxy Statement containing information relative to the meeting follow this letter. We urge you to read the Proxy Statement carefully.

Please sign and return the enclosed Proxy whether or not you plan to attend the meeting to assure your shares will be voted. If you do attend the meeting, and the Board of Directors hopes that you will, there will be an opportunity to revoke your Proxy and to vote in person if you prefer.

Sincerely,

LES C. VINNEY

President and

Chief Executive Officer

JOHN P. WAREHAM

Chairman of the Board

June 22, 2005

STERIS CORPORATION

5960 Heisley Road  ■  Mentor, Ohio 44060-1834  ■  USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JULY 29, 2005

The Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Daylight Saving Time, on Friday, July 29, 2005, at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Concord, Ohio, USA, for the following purposes:

1.	To elect eight directors to serve until the 2006 Annual Meeting;

2.	To approve the STERIS Corporation Senior Executive Management Incentive Compensation Plan; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed June 3, 2005 as the record date for determining shareholders entitled to notice and to vote at the meeting and any adjournments.

The Company’s Annual Report to Shareholders for the year ended March 31, 2005 is being mailed to shareholders with the Proxy Statement. The Proxy Statement accompanies this Notice.

By Order of the Board of Directors,

MARK D. MCGINLEY
Secretary

June 22, 2005

Please sign and return the enclosed Proxy in the envelope provided for that purpose, whether or not you expect to be present at the Annual Meeting. If you attend the Annual Meeting, you may revoke your Proxy and vote your shares in person.

Please Note: Attendance at the STERIS Corporation Annual Meeting is limited to STERIS shareholders, members of their immediate families, or their formally designated representatives. Shareholders will be required to register and present appropriate picture identification in order to be admitted to the meeting. STERIS reserves the right to limit items brought to the Annual Meeting, including, without limitation, cameras, recording equipment, electronic devices, packages and other items, and to take other action for the proper, orderly and efficient conduct of the meeting.

STERIS CORPORATION

5960 Heisley Road  ■  Mentor, Ohio 44060-1834  ■  USA

PROXY STATEMENT

Annual Meeting, July 29, 2005

General Information	This Proxy Statement was mailed on or about June 22, 2005, to the shareholders of STERIS Corporation (“STERIS” or the “Company”) of record as of the close of the stock transfer books on June 3, 2005. This Proxy Statement is provided in connection with the solicitation by the Board of Directors of the enclosed form of Proxy for the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Daylight Saving Time, on Friday, July 29, 2005, at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Concord, Ohio, USA. Pursuant to the Ohio General Corporation Law, a shareholder may revoke a writing appointing a Proxy by giving notice to the Company in writing or in open meeting, or by submitting a subsequent Proxy. The cost of soliciting the Proxies will be borne by the Company. In addition to solicitations by mail, the Company may solicit Proxies in person, by telephone, fax, or e-mail. STERIS has engaged a professional proxy solicitation firm, Georgeson Shareholder Communications, Inc. (“Georgeson”), to aid in the solicitation of Proxies. The Company will pay Georgeson a fee of approximately $10,000 for its services. The agreement with Georgeson provides that they will provide base shareholder meeting services including solicitation of ADP, brokers, banks and institutional holders and delivery of executed Proxies. Additional shareholder meeting services may be contracted for additional fees.

Voting Securities	As of the record date set by the Board of Directors (June 3, 2005), the Company had 68,760,766 Common Shares outstanding and entitled to vote at the 2005 Annual Meeting, each of which is entitled to one vote. Under the Ohio General Corporation Law, the shares may be voted cumulatively in the election of directors if (a) notice in writing is given by a shareholder of record to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder desires the voting in the election to be cumulative and (b) an announcement of the giving of the notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will have the right to cumulate the shareholder’s votes and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or the shareholder may distribute the shareholder’s votes on the same principle among two or more nominees. In the event of cumulative voting, unless contrary instructions are received, the persons named in the enclosed Proxy will vote the shares represented by valid Proxies on a cumulative basis for the election of the nominees listed on pages 3 and 4, allocating the votes among the nominees in accordance with their discretion.

Common Shares represented by properly executed Proxies will be voted in accordance with the specifications made thereon. If no specification is made, Proxies will be voted FOR the election of the nominees named in this Proxy Statement and FOR approval of the senior executive management incentive compensation plan. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Director nominees receiving the greatest number of votes cast will be elected as directors provided a quorum is present at the meeting in person or by Proxy. Accordingly, an abstention or a broker non-vote will have no effect with respect to the election of a director nominee. On any proposal requiring approval by a specified percentage of the Company’s Common Shares that are outstanding or that are present at the meeting, an abstention or a broker non-vote will have the same effect as a vote against approval of the proposal, as each abstention or broker non-vote will be one less vote for the proposal. An abstention or broker non-vote will have no effect on any proposal requiring only a majority of the votes cast as the abstention or broker non-vote will not be counted in determining the number of votes cast.

Purposes of Annual Meeting	The Annual Meeting has been called for the purposes of (1) electing eight directors to serve until the Company’s 2006 Annual Meeting of Shareholders, (2) approving the STERIS Corporation Senior Executive Management Incentive Compensation Plan, and (3) transacting such other business as may properly come before the meeting.

The persons named in the enclosed Proxy have been selected by the Board of Directors and will vote shares represented by valid Proxies. They have indicated that, unless otherwise specified in the Proxy, they intend to vote to elect as directors the eight nominees listed on pages 3 and 4 and to approve the STERIS Corporation Senior Executive Management Incentive Compensation Plan.

Election of Directors	STERIS’s Board of Directors was declassified by a vote of the shareholders at the 2004 Annual Meeting that amended the Company’s Code of Regulations to provide for the elimination of the classification of the Board. As a result, all directors will be elected each year beginning with the 2006 Annual Meeting. This year, eight of the eleven directors will be elected at the 2005 Annual Meeting. Current director, Dr. Jerry E. Robertson, as announced in May of 2005, has stepped down as Chairman of the Board and will retire from the Board as of the 2005 Annual Meeting.

•	PROPOSAL 1: To elect Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, J.B. Richey, Les C. Vinney, Michael B. Wood, Cynthia L. Feldmann and Mohsen M. Sohi as directors for terms expiring at the 2006 Annual Meeting of Shareholders.

Messrs. Hardis, Lancaster, Richey, and Vinney were last elected as directors by the shareholders at the 2003 Annual Meeting for terms expiring at the 2005 Annual Meeting. Dr. Kosecoff, Dr. Wood and Ms. Feldmann were appointed as directors by the Board of Directors, in accordance with the Company’s Code of Regulations, in October 2003, October 2004 and March 2005, respectively. Each of them has been nominated for reelection as a director of the Company for a term to expire at the 2006 Annual Meeting. Dr. Sohi is a new nominee for election as a director of the Company for a term to expire at the 2006 Annual Meeting.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. In the event, however, of the death or unavailability of any nominee or nominees, a Proxy with a vote for such nominee or nominees will be voted for such other person or persons as the Board of Directors may recommend unless the Board of Directors, in response to the death or unavailability, chooses to reduce the number of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF CYNTHIA L. FELDMANN, STEPHEN R. HARDIS, JACQUELINE B. KOSECOFF, RAYMOND A. LANCASTER, J. B. RICHEY, MOHSEN M. SOHI, LES C. VINNEY AND MICHAEL B. WOOD.

Board of Directors	As to nominees for terms expiring in 2006 and as to directors whose terms of office will continue until the 2006 Annual Meeting, the following provides their age, the year in which each became a director of the Company, their principal occupation and employment, and their directorships in companies having securities registered pursuant to the Securities Exchange Act of 1934, as amended.

NOMINEES FOR TERMS EXPIRING AT THE ANNUAL

MEETING IN 2006

Cynthia L. Feldmann, age 52, director since March 2005. Ms. Feldmann has served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP since November 2003. Previously, Ms. Feldmann was with the global accounting firm, KPMG, LLP, from July 1994 to September 2002, holding various leadership roles in the firm’s Medical Technology and Health Care & Life Sciences industry groups, including Partner, Northeast Regional Relationships. Prior to that, she spent 15 years with the accounting firm Coopers & Lybrand (now PricewaterhouseCoopers), ultimately as National Partner-in-Charge of its Life Sciences practice. Ms. Feldmann is a director of Hanger Orthopedic Group, Inc.

Stephen R. Hardis, age 69, director since September 2000. Mr. Hardis is Lead Director of Axcelis Technologies, Inc., a semiconductor equipment business which was spun-off in an initial public offering from Eaton Corporation, a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial, aerospace, and semiconductor markets. Prior to his appointment as Lead Director, Mr. Hardis was Chairman at Axcelis Technologies from 2000 to May 2005. Mr. Hardis served as Eaton Corporation’s Chairman and Chief Executive Officer from January 1, 1996 until his retirement on July 31, 2000. Mr. Hardis is a director of American Greetings Corporation, Lexmark International Corporation, Marsh & McLennan Companies, Nordson Corporation, and Progressive Corporation.

Jacqueline B. Kosecoff, age 56, director since October 2003. Dr. Kosecoff has served as Executive Vice President, Speciality Companies, of PacifiCare Health Systems, Inc., one of the nation’s largest consumer health organizations, since July 2002. From 1998 to July 2002, Dr. Kosecoff was President and Founder of Protocare, Inc., a firm involved in the development and testing of drugs, devices, biopharmaceutical and nutritional products, and consulting and analytic services.

Raymond A. Lancaster, age 59, director since 1988. Mr. Lancaster has served as Managing Director of South Franklin Street Partners (formerly known as Candlewood Partners, LLC), an investment banking firm specializing in ESOPs and restructurings, since 2002. During 2001, Mr. Lancaster was a self-employed consultant specializing in leveraged buyouts of manufacturing companies. From January 1995 to December 2000, Mr. Lancaster held the position of Managing Partner of Kirtland Capital Partners II L.P., a middle market leveraged buyout partnership.

J. B. Richey, age 68, director since 1987. Mr. Richey has been Senior Vice President of Invacare Corporation, a provider of home healthcare medical equipment, since 1984. Mr. Richey is a director of Invacare Corporation.

Mohsen M. Sohi, age 46, new nominee. Dr. Sohi has served as President and CEO of Freudenberg-NOK General Partnership, a joint venture between Freudenberg & Co. of Germany and NOK Corp. of Japan, since March 2003. Freudenberg-NOK is a supplier of sealing, noise and vibration control products to automotive and other industries. From January 2001 to March 2003, Dr. Sohi was with NCR Corporation, a leading global technology company, most recently as the Senior Vice President, Retail Solutions Division. Before serving with NCR, Dr. Sohi spent more than 14 years at Honeywell International Inc. and its pre-merger constituent, Allied Signal, Inc., providers of aerospace, automation & control solutions, specialty materials and transportation systems, serving from July 2000 to January 2001 as President, Honeywell Electronic Materials. Dr. Sohi is a director of Hayes Lemmerz International, Inc.

Les C. Vinney, age 56, director since March 2000. Mr. Vinney is currently President and Chief Executive Officer of STERIS. Mr. Vinney joined STERIS in August 1999 as Senior Vice President and Chief Financial Officer, and was elected Senior Vice President Finance and Operations in October 1999, President and Chief Operating Officer in March 2000, and President and Chief Executive Officer in July 2000. Immediately before his employment with STERIS, Mr. Vinney served as Senior Vice President and Chief Financial Officer of The BF Goodrich Company, a manufacturer of advanced aerospace systems, performance materials, and engineered industrial products. During his eight-year career with BF Goodrich, Mr. Vinney held a variety of senior operating and financial management positions, including Vice President and Treasurer, President and CEO of the former Tremco subsidiary, and Senior Vice President, Finance and Administration of BF Goodrich Specialty Chemicals. Mr. Vinney is a director of Campbell Soup Company.

Michael B. Wood, age 61, director since October 2004. Dr. Wood has served as an orthopedic surgeon at the Mayo Clinic in Jacksonville, Florida since August 2004, and also serves as a Professor of Orthopedics at the Mayo Clinic College of Medicine. Previously, Dr. Wood served from June 2004 to August 2004 as a staff orthopedic surgeon at Luther-Midelfort Clinic in Eau Claire, Wisconsin. Previously, Dr. Wood held positions of increasing responsibility within the Mayo Foundation, culminating in his service as President and CEO from January 1999 to February 2003 and President Emeritus until February 2004. Mayo Foundation is a charitable, not-for-profit organization based in Rochester, Minnesota, and is the parent corporate entity of the Mayo Clinics in Minnesota, Florida and Arizona. Dr. Wood is a director of Cubist Pharmaceuticals, Inc.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE

AT THE ANNUAL MEETING IN 2006

Kevin M. McMullen, age 44, director since July 2000. Mr. McMullen is Chairman of the Board, Chief Executive Officer, and President of OMNOVA Solutions Inc., a major innovator of decorative and functional surfaces, emulsion polymers, and specialty chemicals. Mr. McMullen was Vice President of GenCorp Inc., a technology-based manufacturer with leading positions in the aerospace and defense, polymer products, and automotive industries, and President of GenCorp’s Decorative & Building Products business unit from September 1996 until GenCorp’s spin-off of OMNOVA in October 1999. Mr. McMullen was Vice President of OMNOVA and President of its Decorative & Building Products unit from September 1999 until January 2000, was President and Chief Operating Officer of OMNOVA from January to December 2000, became Chief Executive Officer and President of OMNOVA in December 2000, and became Chairman of the Board of OMNOVA in February 2001. Before joining GenCorp, Mr. McMullen held the position of General Manager of the Commercial & Industrial Lighting business of General Electric Corporation, a diversified services, technology, and manufacturing company, from 1993 to 1996.

John P. Wareham, age 63, director since November 2000. Mr. Wareham was appointed Chairman of the Board of Directors of STERIS in May 2005. In April 2005, Mr. Wareham retired as Chairman of the Board and Chief Executive Office of Beckman Coulter, Inc., a leading provider of laboratory systems and complementary products used in biomedical analysis. Mr. Wareham became CEO of Beckman Coulter in September 1998 and was named Chairman in February 1999. Prior to these appointments, Mr. Wareham served as President and Chief Operating Officer of Beckman Coulter, a position he assumed in 1993. Mr. Wareham is a director of Wilson Greatbatch Technologies, Inc. and ResMed Inc.

Loyal W. Wilson, age 57, director since 1987. Mr. Wilson has been a Managing Director of Primus Venture Partners, Inc., a private equity investment and management firm, since 1993. He has been a Managing Partner of Primus Venture Partners, L.P. since 1983. Mr. Wilson is a director of Corinthian Colleges, Inc. and Marlin Business Services Corp.

Approval of Senior Executive Management Incentive Compensation Plan	The Board of Directors has approved, subject to the approval of STERIS’s shareholders, the adoption of the new STERIS Corporation Senior Executive Management Incentive Compensation Plan, which is intended to establish criteria for the payment of incentive compensation to certain executive officers of the Company so that the incentive compensation can be fully deductible by the Company for federal income tax purposes.

•	PROPOSAL 2: To approve the STERIS Corporation Senior Executive Management Incentive Compensation Plan.

APPROVAL OF THE STERIS CORPORATION SENIOR EXECUTIVE

MANAGEMENT INCENTIVE COMPENSATION PLAN

The Board recommends a vote for approval of the new STERIS Corporation Senior Executive Management Incentive Compensation Plan (the “Plan”). The purpose of the Plan is to attract and retain key executives for the Company and its subsidiaries and to provide such persons with incentives for superior performance. Incentive compensation payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Generally, Section 162(m) prevents a “publicly-held corporation” from receiving a federal income tax deduction for compensation paid to any one of the five most highly compensated executive officers in excess of $1.0 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the Company’s shareholders.

To qualify under Section 162(m), the Plan would restrict the Compensation and Corporate Governance Committee of the Board from exercising discretion in making incentive compensation adjustments to meet individual circumstances and reflect the outcome of individual performance. The Plan will require the Compensation and Corporate Governance Committee to use goals and formulas that could be verified by an independent third party, without the exercise of discretion, except to reduce the amount of compensation that might otherwise be payable under the Plan.

Summary of Terms.    The following is a summary of the terms of the Plan and is qualified and superseded in its entirety by reference to the complete text of the Plan, which is set forth in Appendix A.

•	Administration. The Plan shall be administered by the Compensation and Corporate Governance Committee or any other committee appointed by the Board to administer the Plan (consisting of at least two directors, each of whom must be an “outside director” within the meaning of Section 162(m)). In administering the Plan, the Compensation and Corporate Governance Committee shall have full power and authority to interpret and administer the Plan and shall have the exclusive right to establish Performance Objectives (as defined below) and the amount of incentive compensation payable upon achievement of such objectives, subject to the limitations contained in the Plan.

•	Eligible Executive. Participation in the Plan will be limited to an “Eligible Executive,” which is defined as the Company’s Chief Executive Officer and any other executive officer or other employee of the Company designated by the Compensation and Corporate Governance Committee. It is anticipated that only those employees whose compensation might create Section 162(m) issues for the Company will be selected for participation. At present, there would be one Eligible Executive—the Company’s President and Chief Executive Officer—participating in the Plan.

•	Performance Objectives. An Eligible Executive’s right to receive compensation under the Plan depends on achievement of certain specified “Performance Objectives”. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the subsidiary, division, department or function within the Company or subsidiary in which the Eligible Executive is employed or for which the Eligible Executive has responsibilities. The Performance Objectives will be limited to specified levels of, growth in, or relative peer company performance in one or more of the following: earnings per share; return on invested capital; return on total capital; return on assets; return on equity; total shareholder return; net income; revenue; free cash flow; operating profit; gross margin and/or contribution margin; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and/or productivity improvement.

•	Awards.

•	Not later than the 90th day of each fiscal year, the Compensation and Corporate Governance Committee shall establish the Performance Objectives for all Eligible Executives and the amount of incentive compensation payable (or formula for determining such amount) upon full achievement of the specified Performance Objectives. The Compensation and Corporate Governance Committee may further specify in respect of the specific Performance Objectives a minimum acceptable level of achievement below which no incentive compensation payment will be made and set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specific Performance Objectives. The Compensation and Corporate Governance Committee may not modify any terms of awards established for a particular fiscal year, except to the extent that after such modification the incentive compensation would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m).

•	The Compensation and Corporate Governance Committee retains the discretion to reduce the amount of any incentive compensation that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

•	Notwithstanding any other provision of the Plan to the contrary, the incentive compensation paid to an Eligible Executive under the Plan for a fiscal year shall not exceed two and one-half (2 1/2) times the annual base salary of the applicable Eligible Executive, and in no event shall such incentive compensation exceed $2,000,000.

•	Committee Certification. As soon as practicable after the end of each fiscal year, the Compensation and Corporate Governance Committee shall determine whether and to the extent to which the Performance Objectives have been achieved and the amount of the incentive compensation to be paid to each Eligible Executive for such fiscal year and shall document such determinations.

•	Amendment and Termination. The Compensation and Corporate Governance Committee may amend the Plan from time to time, provided that any such amendment is subject to shareholder approval to the extent required to satisfy Section 162(m). The Compensation and Corporate Governance Committee may also terminate the Plan, on a prospective basis only, at any time.

•	Effective Date. Subject to its approval by the shareholders, the Plan shall become effective for the Company’s 2006 fiscal year, and shall remain effective until the first annual meeting of shareholders to be held in the 2011 fiscal year, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m).

Plan Benefits.    Since the Plan affords the Compensation and Corporate Governance Committee discretion in establishing target incentive compensation (subject to the maximum annual limit per person noted above), it is not possible to determine the amount of the benefits that may become payable under the Plan. If the Plan had been in effect for fiscal year 2005, and the Plan incentive compensation objectives were the same as those applicable to the Company’s President and Chief Executive Officer under his actual incentive compensation arrangement for fiscal year 2005, he would have received Plan incentive compensation identical in amount to that which he received for fiscal year 2005 as provided in the “Summary Compensation Table” below.

Federal Income Tax Consequences.    Under present federal income tax law, a Plan participant will be taxed at ordinary income rates on the amount of any payment received pursuant to the Plan. Generally, and subject to the provisions of Section 162(m), the Company will receive a federal income tax deduction corresponding to the amount of income recognized by a Plan participant.

Approval of Proposal 2 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE STERIS CORPORATION SENIOR EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN.

UNLESS OTHERWISE SPECIFIED, THE PROXY HOLDERS WILL VOTE FOR PROPOSALS 1 AND 2.

The Company has no knowledge of any other matters to be presented for vote to the shareholders at the Annual Meeting. In the event other matters do properly come before the meeting, the persons named in the Proxy will vote in accordance with their judgment on such matters.

Ownership of Voting Securities	The following table sets forth information furnished to the Company with respect to the beneficial ownership of the Company’s Common Shares by each director, director nominee, and executive officer named in the Summary Compensation Table below, and by all directors, director nominees, and executive officers as a group, as of May 31, 2005.

Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.

Name	Number of Shares Beneficially Owned	Percent of Class
Les C. Vinney(1)	622,700	*
Laurie Brlas(2)	98,000	*
Charles L. Immel(3)	177,000	*
Peter A. Burke(4)	62,000	*
Gerard J. Reis(5)	142,150	*
Cynthia L. Feldmann	213	*
Stephen R. Hardis(6)	63,654	*
Jacqueline B. Kosecoff(7)	21,161	*
Raymond A. Lancaster(8)	102,348	*
Kevin M. McMullen(6)	55,886	*
J. B. Richey(9)	212,759	*
Jerry E. Robertson(10)	199,548	*
John P. Wareham(6)	53,306	*
Loyal W. Wilson(11)	115,654	*
Michael B. Wood(12)	10,537	*
All directors, director nominees and executive officers as a group (21 persons)(13)	2,078,648	2.9%

*	Less than one percent.
(1)	Includes 532,500 Common Shares subject to options that are exercisable within 60 days.
(2)	Includes 93,000 Common Shares subject to options that are exercisable within 60 days.
(3)	Includes 152,000 Common Shares subject to options that are exercisable within 60 days.
(4)	Includes 57,000 Common Shares subject to options that are exercisable within 60 days.
(5)	Includes 141,750 Common Shares subject to options that are exercisable within 60 days.
(6)	Includes 50,000 Common Shares subject to options that are exercisable within 60 days.
(7)	Includes 20,000 Common Shares subject to options that are exercisable within 60 days.
(8)	Includes 90,000 Common Shares subject to options that are exercisable within 60 days and 2,000 Common Shares as to which Mr. Lancaster’s wife has sole voting and dispositive power.
(9)	Includes 100,000 Common Shares subject to options that are exercisable within 60 days.
(10)	Includes 100,000 Common Shares subject to options that are exercisable within 60 days, 20,000 Common Shares held by the J. J. Robertson Limited Partnership in which Dr. Robertson and his wife are general partners, and 71,000 Common Shares held by the Jerry E. Robertson Living Trust of which Dr. Robertson is the trustee.
(11)	Includes 90,000 Common Shares subject to options that are exercisable within 60 days.
(12)	Includes 10,000 Common Shares subject to options that are exercisable within 60 days.
(13)	Includes 1,661,713 Common Shares subject to options that are exercisable within 60 days.

The following table shows certain information with respect to all persons known by STERIS to beneficially own more than five percent of the Company’s outstanding Common Shares, based on the number of Common Shares outstanding as of May 31, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Mac-Per-Wolf Company 310 S. Michigan Ave., Suite 2600, Chicago, IL 60604	6,185,912	(1)	8.90%
Barclays Global Investors NA 45 Fremont St. 17th Floor, San Francisco CA 94105	4,508,395	(2)	6.52%
Shapiro Capital Management Company, Inc. 3060 Peachtree Road, NW, Suite 1555, Atlanta, GA 30305	3,757,780	(3)	5.43%
Private Capital Management 8889 Pelican Bay Blvd., Ste 500, Naples, FL 34108	3,561,191	(4)	5.15%

(1)	Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 31, 2005, which Schedule specifies that Mac-Per-Wolf Company has sole voting and dispositive power with respect to all of these shares.
(2)	Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, which Schedule specifies that Barclays Global Investors NA, as part of a group and reporting on behalf of itself and its affiliates, has sole voting power with respect to 4,241,341 of these shares and dispositive power with respect to all of these shares.
(3)	Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2005, which Schedule specifies that Shapiro Capital Management Company, Inc. has sole voting power with respect to 3,340,280 of these shares, shared voting power with respect to 417,500 of these shares and dispositive power with respect to all of these shares.
(4)	Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, which Schedule specifies that Private Capital Management has shared voting and dispositive power with respect to all of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance	Based on Company records and information including a review of Forms 3 and 4 and Form 5 furnished to the Company, the Company believes that all filing requirements applicable to directors, executive officers, and greater than 10% shareholders under Section 16(a) of the Securities Exchange Act of 1934, as amended, for the fiscal year ended March 31, 2005, were complied with on a timely basis.

Corporate Governance Generally	The Company’s business is managed by its employees under the direction and oversight of the Board of Directors. Except for Mr. Vinney, none of the Board members is an employee of the Company. The Board limits membership of the Audit and Financial Policy Committee and Compensation and Corporate Governance Committee to independent non-management directors.

The Board of Directors has established Governance Guidelines that, along with the charters of the Board committees, the Company’s Code of Business Conduct for Employees and the Director Code of Ethics, provide the framework for the governance of the Company. The Board of Directors has charged the Compensation and Corporate Governance Committee with promoting best practices and helping the Company to remain in the forefront of good corporate governance. The Compensation and Corporate Governance Committee is responsible for periodically reviewing the Company’s written governance principles and practices and for making recommendations to the Board of Directors in connection with the Company’s governance principles and practices.

Complete copies of the Company’s Governance Guidelines, the charters of the Board committees, the Code of Business Conduct for Employees, and the Director Code of Ethics may be found on the Company’s Investor

Relations website at www.steris.com. The charters of the Board committees are also attached as appendices to this Proxy Statement. Copies of these materials are also available without charge upon written request to the Secretary of the Company.

The Board believes that independent directors must comprise a substantial majority of the Board. It is expected that at least two-thirds of the Board should be independent. An independent director is one who meets the definition of independence as defined by NYSE listing requirements and rules of the SEC. A director will not be considered independent if he or she has a material relationship with the Company.

Generally the Board will not consider a director to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another entity where any of the Company’s present executive officers at the same time serves or served on that entity’s compensation committee; or

•	The director is a current employee, or an immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent of such entity’s consolidated gross revenues.

A relationship will be considered material if a Company director is an executive officer of a charitable organization and, within the last three years, the Company’s charitable contributions in any year to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues.

Based upon the foregoing criteria, the Board of Directors has determined that the following directors and nominee directors are independent : Cynthia L. Feldmann, Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, Kevin M. McMullen, J.B. Richey, Jerry E. Robertson, Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson and Michael B. Wood.

The remainder of this Section highlights select provisions contained in the Company’s Governance Guidelines.

The independent directors of the Board will meet separately as a group at least every other regularly scheduled Board meeting. The Chairman (if independent) or Lead Director (if the Chairman is not independent) will assume the chair of the meetings of independent directors and assume such further tasks as set forth in the Governance Guidelines and as the independent directors may determine from time to time. As indicated above, the current Chairman and his successor have been determined to be independent.

Each member of the Board has complete and open access to the Company’s management. Board members are expected to use their judgment so as to not distract the Company’s management from the day-to-day operation of the Company. The Board and each committee have the authority to obtain advice, reports or opinions from internal and external counsel and expert advisors and have the power to hire independent legal, finance and other advisors as they may deem necessary, without consulting with, or obtaining approval from, any officer of the Company in advance.

The Board also has imposed upon itself a requirement to conduct an annual self-evaluation to assess the effectiveness of the Board and its committees. The Chairman (or Lead Director, if the Chairman is not independent) will coordinate the Board self-evaluation and the results thereof will be discussed with the full Board. The purpose of these self-evaluations is to increase the effectiveness of the Board and each committee, as well as their individual members. Changes in Board compensation, if any, are to be evaluated and recommended by the Compensation and Corporate Governance Committee, but with the concurrence of the full Board.

All new directors will be provided an orientation to acquaint them with the Company’s business, strategies, long-range plans, financial statements, the Governance Guidelines, and the Director Code of Ethics. The orientation may also introduce new directors to the Company’s senior management, its internal auditor, and its independent auditor. In addition, from time to time, directors will receive information and updates on legal and regulatory changes that affect the Company, its employees and the operation of the Board. The Compensation and Corporate Governance Committee will from time to time make other recommendations regarding further educational opportunities for directors.

In order to effectively oversee the management of the Company, all directors are expected to attend Board meetings and meetings of committees of which they are members. In discharging this oversight obligation, directors may reasonably rely on the integrity of the Company’s management and independent auditor. Directors who attend less than 75% of Board meetings and meetings of committees of which they are members for two consecutive years will be subject to assessment by the Board to determine continued eligibility for directorship.

The Board of Directors encourages all of its members to attend the Annual Meeting of Shareholders. In July 2004, all of the Company’s directors and director nominees were present at the Company’s Annual Meeting of Shareholders.

Board Meetings And Committees	The Company’s Board of Directors met six times during the fiscal year ended March 31, 2005. The Board of Directors has established three standing committees of the Board—an Audit and Financial Policy Committee, a Compensation and Corporate

Governance Committee, and a Compliance Committee. Each committee charter is attached as an appendix and may be found as well on the Company’s Investor Relations website at www.steris.com. A copy of each charter will also be made available upon a request sent to the Company’s Secretary.

Ms. Feldmann and Messrs. Hardis, McMullen, and Wilson are the current members of the Audit and Financial Policy Committee. The Audit and Financial Policy Committee provides oversight relating to the Company’s financial statements and financial reporting process, its systems of internal accounting and financial controls, the internal audit process, the annual independent audit process of the Company’s annual financial statements, and the Company’s investment and financial policies and related matters. SEC rules provide that only a person who meets certain independence criteria may serve on the audit committee of a public company. The Board has determined that Ms. Feldmann and Messrs. Hardis, McMullen, and Wilson each meet those independence criteria for audit committee members and that all such members also are independent within the meaning of the NYSE listing standards. The Board also has determined that each of Ms. Feldmann and Messrs. Hardis, McMullen, and Wilson is financially literate within the meaning of the NYSE listing standards. The Board has further determined that Mr. Hardis satisfies the definition of audit committee financial expert under the Securities Exchange Act of 1934 Act, as amended. The Audit and Financial Policy Committee met six times during the last fiscal year. A copy of the Audit and Financial Policy Committee’s Charter is attached as Appendix B.

Messrs. Lancaster and Wareham and Dr. Robertson are the current members of the Compensation and Corporate Governance Committee. The Compensation and Corporate Governance Committee is responsible for the Company’s compensation philosophy for senior management, including review, approval and/or recommendations concerning the compensation of the President and CEO and other executive officers, as described in more detail below, and the directors. In addition, it makes recommendations to the Board of Directors concerning the composition, structure and operation of the Board and Board nominee recommendations, in this respect performing nominating committee functions. Finally, it develops and recommends to the Board corporate governance principles for the Company and oversees the process for evaluation of the Board and senior management. All members of the Compensation and Corporate Governance Committee are independent, within the meaning of the NYSE listing standards, and have no interlocking relationships with the Company, within the meaning of SEC rules. The Compensation and Corporate Governance Committee met five times during the last fiscal year. A copy of the Compensation and Corporate Governance Committee’s Charter is attached as Appendix C.

Messrs. Richey, Vinney and Wareham, and Drs. Kosecoff and Wood, are the current members of the Compliance Committee. The Compliance Committee provides oversight relating to the Company’s compliance with applicable laws and regulations and the development and implementation of compliance programs and policies. The Compliance Committee met four times during the last fiscal year. A copy of the Compliance Committee’s Charter is attached as Appendix D.

Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served while in office during the last fiscal year.

Report of Audit and Financial Policy Committee	The Board of Directors of the Company has adopted a written Audit and Financial Policy Committee Charter, a copy of which is attached as Appendix B. The Audit and Financial Policy Committee has been established in accordance with the Securities Exchange Act of 1934, as amended. Based on the review and determination of the

Board, members of the Audit and Financial Policy Committee meet the financial literacy and independence criteria to serve on the audit committee of a public company.

The Audit and Financial Policy Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005. The Audit and Financial Policy Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Audit and Financial Policy Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (titled “Independence Discussions with Audit Committees”), and has discussed with Ernst & Young LLP their independence. The Audit and Financial Policy Committee has also concluded that Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the review and discussions referred to above, the Audit and Financial Policy Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the Securities and Exchange Commission.

Audit and Financial Policy Committee of the Board of Directors Stephen R. Hardis—Chairman Cynthia L. Feldmann Kevin M. McMullen Loyal W. Wilson

Board Compensation	Each director who is not an employee of the Company is paid a retainer of $24,000 per year (for the 2005-2006 annual term, $75,000 for the Chairman of the Board), plus $1,000 for each Board meeting attended and $500 ($1,000 for the committee chairman) for each committee meeting attended. At the beginning of each annual term of service on the Board, approximately $14,000 of the annual retainer is paid in Restricted Common Shares granted under the 1994 Nonemployee Directors Equity Compensation Plan and the balance of approximately $10,000 (for the 2005-2006 annual term, $61,000 for the Chairman of the Board) is paid in cash. In addition, each director automatically receives a stock option for 10,000 of the Company’s Common Shares (for the 2005-2006 annual term, 15,000 for the Chairman of the Board; for the 2004-2005 annual term, 21,000 for the Chairman of the Board), which may be exercised no earlier than six months after the date of grant and no later than ten years and a month after the date of grant with an option price equal to the fair market value of the Common Shares as of the date of the grant. The Restricted Common Shares that have not vested are subject to forfeiture if the director does not serve for a full year following grant of those shares. All directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings.

Compensation of Executive Officers	Shown below is information concerning the annual, long-term, and other compensation for services in all capacities to the Company for the fiscal years ended March 31, 2005, 2004, and 2003 of the Company’s chief executive officer and the Company’s four other most highly compensated executive officers (all five, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compensation	Restricted Stock Awards(2)	Options	All Other Compensation(3)
Les C. Vinney President and Chief Executive Officer	2005 2004 2003	$689,964 660,418 634,992	$450,000 506,730 800,100			90,000 100,000 100,000	$5,576 6,297 5,742

Laurie Brlas Senior Vice President and Chief Financial Officer	2005 2004 2003	$300,251 286,567 274,048	$117,500 130,000 210,000			24,000 27,000 30,000	$4,732 6,135 5,635

Peter A. Burke(4) Senior Vice President and Chief Technology Officer	2005 2004 2003	$288,193 278,297 274,480	$117,500 127,500 205,000	$139,063		24,000 27,000 30,000	$5,562 6,081 5,581

Gerard J. Reis Senior Vice President, and Group President, Defense and Industrial	2005 2004 2003	$283,370 274,124 269,480	$100,000 126,000 200,000			24,000 27,000 30,000	$2,664 6,074 4,538

Charles L. Immel Senior Vice President and Group President, Healthcare	2005 2004 2003	$278,620 269,124 263,778	$127,500 115,000 200,000			24,000 27,000 30,000	$4,730 6,074 5,808

(1)	All bonus amounts were awarded under the Management Incentive Compensation Plan or the Senior Executive Management Incentive Compensation Plan (the predecessor plan to the new plan described in Proposal 2 and Appendix A) for the respective fiscal year or granted as an inducement for the officer to enter into the employ of the Company.

(2)	As of March 31, 2005, none of the Named Executive Officers held any restricted stock.
(3)	Amounts listed under “All Other Compensation” reflect Board of Directors approved Company matching contributions to the STERIS Corporation 401(k) Plan and Trust. The level of any matching contribution made by the Company was determined by the Board in its sole discretion. The approved Company match during each of the fiscal years noted above was $0.50 for each $1.00 contributed by participating employees on the first 6% of the employee’s compensation, subject to those limitations imposed by the 401(k) Plan, the Internal Revenue Code, and other applicable laws.
(4)	Dr. Burke joined the Company in March 2001. Amounts listed under “Other Annual Compensation” mainly relate to the Company’s reimbursement of expenses incurred by Dr. Burke in connection with his relocation to STERIS’s Corporate Headquarters from his prior position in New Jersey. In connection with Dr. Burke’s relocation, the Company provided him a bridge loan of $88,499 during the fiscal year ended March 31, 2002, which was repaid during the fiscal year ended March 31, 2003. Although the loan was interest free, no income was imputed to Dr. Burke because the loan satisfied the requirements set forth in the Treasury Regulations issued under Section 7872 of the Internal Revenue Code. The Company no longer provides loans to officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the year-end value of unexercised options to purchase the Company’s Common Shares granted in the last fiscal year and in prior years and held by the Named Executive Officers at March 31, 2005 and any option exercises by the Named Executive Officers during the year ended March 31, 2005. All of the options were granted under the 1987 Amended and Restated Nonqualified Stock Option Plan, the 1994 Equity Compensation Plan, the 1997 Stock Option Plan, the 1998 Long-Term Incentive Stock Plan, the 2002 Stock Option Plan, or as an inducement to join the Company.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In- the-Money Options at Fiscal Year-End(1) Exercisable/Unexercisable
Les C. Vinney	—	—	435,000/ 240,000	$5,430,656/ 777,750
Laurie Brlas	—	—	66,250/ 65,750	$739,123/ 215,518
Peter A. Burke	—	—	36,750/ 59,250	$207,773/ 138,818
Gerard J. Reis	—	—	115,000/ 65,750	$687,404/ 215,518
Charles L. Immel	—	—	104,250/ 86,750	$703,373/ 339,018

(1)	Excess of $25.25 (market price at fiscal year-end) over exercise price.

Option Grants During Last Fiscal Year

The following table sets forth information with respect to all stock options granted to Named Executive Officers during the fiscal year ended March 31, 2005.

	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation Over Ten Year Option Term
Name					5%	10%
Les C. Vinney	90,000	9.79%	$27.44	May 22, 2014	$1,569,282	$3,986,282
Laurie Brlas	24,000	2.61%	$27.44	May 22, 2014	$418,475	$1,063,009
Peter A. Burke	24,000	2.61%	$27.44	May 22, 2014	$418,475	$1,063,009
Gerard J. Reis	24,000	2.61%	$27.44	May 22, 2014	$418,475	$1,063,009
Charles L. Immel	24,000	2.61%	$27.44	May 22, 2014	$418,475	$1,063,009

(1)	All of these options were granted on April 22, 2004 as nonqualified options under the Company’s 2002 Stock Option Plan, except for the options listed as granted to Mr. Vinney. Mr. Vinney’s options were granted on April 22, 2004, as nonqualified options under the Company’s 1997 Stock Option Plan. In general, the listed options will vest in equal annual increments over a four-year period from the date of grant.

Summary of Equity Compensation Plans	In the table shown below is information concerning all equity compensation plans and individual equity compensation arrangements in effect as of March 31, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	5,284,013		$20.35	3,968,822	(1)
Equity compensation plans not approved by security holders	455,000	(2)	17.97	—

Total	5,739,013		20.16	3,968,822

(1)	Options for approximately 0.8 million of these Common Shares were granted to key employees on May 16, 2005, leaving approximately 3.2 million Common Shares available for future grants as of May 31, 2005.
(2)	Represents options granted to key employees as inducements for them to enter into the employ of the Company or a subsidiary. Although not issued pursuant to a plan approved by security holders, these options are, in general, subject to the terms of the STERIS Corporation 1994 Equity Compensation Plan (which was approved by security holders) to the same extent as if they had been issued pursuant to that plan.

Employment and Change of Control Agreements

STERIS is a party to certain agreements relating to employment with the Named Executive Officers.

Agreement with Mr. Vinney.    Mr. Vinney and the Company are parties to an employment agreement that generally provides that Mr. Vinney is to serve as President and Chief Executive Officer of the Company with a base salary of not less than $575,000 per year, is to be a participant in incentive compensation arrangements with provisions similar to those applicable to other senior executives, is to be eligible for option grants in accordance with the Company’s general practices with respect to executive compensation and is to receive the same types of benefits made available to other executives of the Company, including among others medical and dental benefits, an auto allowance and reimbursement of certain membership dues.

Change of Control Agreements.    STERIS is a party to change of control agreements with all of the Named Executive Officers. Except in the case of Mr. Vinney, the agreements generally provide that if, at any time within two years after the occurrence of a change of control, the officer’s employment is terminated by STERIS (except for cause, disability, or death) or the officer terminates employment because the officer’s base salary or bonus participation is reduced or relocation is made a condition of the officer’s employment, STERIS will pay to the officer a lump sum severance benefit equal to three years compensation (base salary and average annual incentive compensation). Each such change of control agreement also provides a three-month window period, commencing on the first anniversary of the change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to two years compensation (base salary and average annual incentive compensation) if, at any time before the officer’s resignation, the officer determines in good faith that (a) the officer’s position, responsibilities, duties, or status with STERIS are materially changed from those in effect before the change of control, (b) the officer’s reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (c) the officer’s career prospects have been in any way diminished as a result of the change of control.

Under his change of control agreement, Mr. Vinney will be able to terminate his employment and be entitled to a lump sum payment equal to three years compensation (base salary and average annual incentive compensation) if, at any time within two years after a change of control, he determines in good faith that he is unable to carry out the authorities, powers, functions, responsibilities, or duties that he formerly had in his positions and offices at STERIS before the change of control, in the same manner as he was able to do before the change of control. Mr. Vinney would also be entitled to these same benefits if his employment were terminated by STERIS within two years after a change of control for any reason other than cause, death, or disability.

An officer who is entitled to a lump sum severance benefit (whether equal to three years or two years of compensation) under a change of control agreement will also be paid (a) accrued base salary and vacation pay through the date of termination, (b) payments under the Management Incentive Compensation Plan (or other applicable incentive compensation plan) for the last completed fiscal year, if not already paid, and for the pro rata portion of the current fiscal year, and (c) the cost of continuing health benefits through the third anniversary (or the second anniversary, depending upon whether the lump sum payment is equal to three or two years of compensation) of the termination date or, if earlier, the date the officer secures other employment. In addition, if any payment to an officer exceeds the limit specified in Section 280G of the Internal Revenue Code, each change of control agreement provides for a tax gross-up so that the officer will receive the same after-tax payment as would have been the case if Section 280G did not apply. For purposes of the change of control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that is inimical to the best interests of STERIS, unreasonable neglect of the officer’s duties and responsibilities, or competing with STERIS.

Retention Agreement. The Company and Dr. Burke are parties to an executive retention agreement which generally provides that, for the term of the agreement, Dr. Burke will receive a base salary of not less than $24,167/month and eligibility to participate in the Company’s cash bonus plan, benefit plans and stock option programs. If Dr. Burke’s employment with the Company is terminated prior to the third anniversary of the agreement (or, if extended, prior to the third anniversary of the extension) by the Company without “cause” or by Dr. Burke for “good reason” (as those terms are defined in the agreement), Dr. Burke will be entitled to receive, subject to the conditions of the agreement, (a) his then-current salary for the number of months remaining from the date of his termination to the date of the third anniversary of the agreement or any extension thereof, as applicable, or twelve months, whichever is greater, and (b) continuation of medical and dental benefits for such period and a pro-rated bonus to the extent earned.

Report of Compensation and Corporate Governance Committee Regarding Executive Compensation

The responsibilities of the Compensation and Corporate Governance Committee in respect of executive compensation include:

1.      Approval of a compensation philosophy for senior management of the Company.

2.      Review and approval, at least annually, of corporate goals and objectives relevant to the compensation of the President and CEO and review and evaluation of compensation actions, corporate goals, and performance objectives affecting members of the Company’s senior management, based on recommendations of the President and CEO.

3.      Provision of recommendations to the Board with respect to the approval, adoption and amendment of all cash- and equity-based incentive compensation plans in which any executive officer participates.

4.      Provision of recommendations to the Board with respect to approval, adoption and amendment of all other equity-based plans and oversight of the Company’s equity-based incentive compensation plans and other plans adopted by the Board that contemplate oversight by the Committee, including, without limitation, approval of the grant of all stock options or other incentive compensation.

Executive Compensation Program

The objective of the Company’s compensation program for senior management is to attract and retain highly qualified talent, to motivate these individuals to achieve the Company’s strategic and financial goals and to link executive compensation closely to corporate performance and returns to shareholders. The Company’s executive compensation program is comprised of base salary, annual incentive compensation and long-term incentive compensation targeted at the competitive market median. A significant portion of an executive’s compensation is in the form of annual cash incentives, based on achievement of specified annual performance goals. A significant portion of an executive’s compensation is also provided in the form of long-term equity incentives (currently stock option awards) and therefore depends on the long-term performance of the Company as reflected in the performance of the Company’s Common Shares. By virtue of these two components, the majority of the compensation opportunity of the President and CEO, as well as that of the other Named Executives Officers, is at risk because it is tied to individual, Company and stock price performance.

Annual Compensation Review

Each year the Compensation and Corporate Governance Committee conducts a full review of the Company’s executive compensation program for the purpose, among others, of setting the level of base salary and annual incentive compensation opportunities and goals for the CEO, making recommendations for the other executive officers, and granting equity incentives to the President and CEO and other executive officers. In making these decisions, the Compensation and Corporate Governance Committee considers, among other factors, the recommendations of the President and CEO as to other executive officers and a comprehensive report on competitive market compensation data from an outside compensation consulting firm as to all executive officers. The compensation consulting firm is hired by and reports directly to the Compensation and Corporate Governance Committee.

For senior executives other than the President and CEO, the report includes, among other matters, comparisons of each executive’s base salary, incentive compensation opportunities and stock options, to those provided in the marketplace for comparable positions in U.S. companies of roughly comparable size or profile to the Company. The surveys utilized have been conducted by several leading compensation consulting firms and consist of general industry data from U.S. companies.

In the case of the President and CEO, the report includes an analysis and comparisons of Mr. Vinney’s base salary, incentive compensation opportunities and stock options to that provided to CEOs of other companies examined and analyzed by the consultant. For purposes of these compensation comparisons, the consultant analyzed data from two groups of companies: general industry U.S. companies and peer group companies (healthcare equipment) that are included in the Dow Jones U.S. Medical Supply and S&P Health Care Indices.

Elements of Compensation

Currently, the key elements of the Company’s executive compensation program are base salary, annual incentive compensation and long-term equity incentives in the form of stock options. While the elements of compensation are considered separately, the Compensation and Corporate Governance Committee also considers the complete compensation package provided by the Company to the individual executive to assess its effectiveness in motivating the executive, and its competitiveness to comparable positions, as reflected in the report.

Base salaries for each executive officer are determined by evaluating the responsibilities of the position, the competitive marketplace and the executive’s individual performance.

Annual cash incentive compensation payments under the Company’s incentive compensation plans are generally based on the achievement of financial goals, as well as achievement of individual objectives. For fiscal 2005, the financial goals for the Named Executives officers (other than Mr. Vinney-see below) were based on Company revenues (or in the case of Messrs. Immel and Reis, a combination of Company and segment revenues and margins), Company free cash flow and Company earnings before interest and taxes (EBIT). In addition, to receive the incentive compensation payments, executives also were required to achieve individual performance objectives. Incentive compensation goals, objectives and award opportunities for each executive officer are fixed at the beginning of the fiscal year and based on the responsibilities of the officer’s position and the competitive marketplace.

The purpose of the Company’s equity plans is to provide a reward for performance and to align a portion of compensation with shareholder value. Currently, these equity incentives generally take the form of non-qualified stock options under the Company’s stock option plans. In keeping with their long-term nature, options generally vest over four years, although they may be eligible for accelerated vesting in limited circumstances. All stock options granted to the President and CEO and to the other Named Executive Officers during fiscal 2005 had four-year time-based vesting.

The guidelines used in fiscal 2005 by the Committee in making stock option grants to executive officers of the Company included consideration of the duties and responsibilities of the individual, equity awards made to individuals in comparable positions in the competitive marketplace and the individual’s performance for fiscal 2004. In granting stock options and other equity awards, the Compensation and Corporate Governance Committee also considered the number of options and other equity awards previously granted and the number of shares available for current and future option grants and awards.

CEO Compensation

For fiscal 2005, the Compensation and Corporate Governance Committee set Mr. Vinney’s base salary at $695,000 per annum, having determined that this level of base salary was appropriate in view of his responsibilities and the competitive marketplace.

Similarly, Mr. Vinney’s targeted incentive compensation opportunity for fiscal 2005 was fixed at a level the Committee determined to be competitive. Based upon the extent to which the Company achieved the objectives set by the Compensation and Corporate Governance Committee for purposes of Mr. Vinney’s incentive compensation arrangement, Mr. Vinney was paid incentive compensation of $450,000 for fiscal 2005. His financial objectives were based on revenue, free cash flow and EBIT, and his personal objectives involved certain workplace productivity gains, new product and international growth, and organizational developments goals.

Under the terms of its Charter, the Compensation and Corporate Governance Committee is required to consider, with respect to the long-term incentive component of CEO compensation, among other things, the Company’s performance and relative shareholder return, the value of similar awards to CEOs at comparable companies and the awards given to the Company’s CEO in past years. In light of the Company’s financial results for fiscal 2004 and the value of awards made to CEOs at comparable companies, on April 22, 2004, the Committee granted Mr. Vinney a nonqualified stock option to purchase 90,000 Common Shares at the then current market price of $27.44 per share.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code prevents a publicly-traded corporation from taking a tax deduction for certain compensation in excess of $1 million per year that it or any subsidiary pays to specified executives. Those specified executives are the Chief Executive Officer and the four other most highly paid employees serving as executive officers of the corporation at the end of the fiscal year. Subject to various conditions, compensation that is contingent on the attainment of performance goals is excluded from the deduction limit and is therefore deductible without regard to the $1 million limit.

Under the terms of its Charter, the Compensation and Corporate Governance Committee is responsible, in consultation with the appropriate employees of the Company, for overseeing any compensation programs intended to preserve tax deductibility, and, as may be required, establishing performance goals and determining whether performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code. The general position of the Compensation and Corporate Governance Committee with respect to Section 162(m) is that the Company will seek to qualify compensation paid to its executive officers in such a way as to satisfy the conditions of Section 162(m) where it appears to the Compensation and Corporate Governance Committee to be in the best interests of the Company to do so. In this regard, the Company is seeking approval of the new Senior Executive Management Incentive Compensation Plan in order to qualify compensation paid pursuant to this Plan for the exclusion from the deduction limitation under Section 162(m). However, from time to time there may be circumstances in which the Compensation and Corporate Governance Committee concludes that the best interests of the Company will be served by a compensation arrangement that does not satisfy those requirements and, in those circumstances, the Company may proceed without complying with the requirements of Section 162(m).

Conclusion

As noted above, when making its determinations as to the levels of salary, annual incentive compensation opportunities, and stock option grants to the President and CEO and the various other executives, the Compensation and Corporate Governance Committee considers compensation data from other companies gathered and analyzed by an outside compensation consulting firm. Taking into account that data and the need to provide competitive levels of compensation to retain and to motivate those executives to continue providing services to the Company and other relevant factors, it is the judgment of the Compensation and Corporate Governance Committee that the compensation program described above and the levels of compensation received by executive officers of the Company in or in respect of fiscal 2005 are appropriate. It also is the judgment of the Compensation and Corporate Governance Committee that through the programs described above, a very significant portion of Company’s executive compensation has been linked directly to corporate performance. The Compensation and Corporate Governance Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders and to use compensation as a strategic tool to help drive the innovation, growth and profitability of the Company, with the goal of increasing shareholder value over time.

Compensation and Corporate Governance Committee of the Board of Directors Raymond A. Lancaster—Chairman Jerry E. Robertson John P. Wareham

STOCK PERFORMANCE GRAPH

The following graph shows the cumulative performance for STERIS Corporation’s Common Shares over the last five years as of March 31st of each year compared with the performance of the Standard & Poor’s 500 Index and the Dow Jones US Medical Supplies Index as of the same date. The graph assumes $100 invested as of March 31, 2000 in the Company’s Common Shares and in each of the named indices. The performance shown is not necessarily indicative of future performance.

*	$100 invested on 3/31/00 in stock or index, including reinvestment of dividends. Fiscal year ending March 31.

Shareholder Nominations of Directors and Nominee Criteria	The Company’s Compensation and Corporate Governance Committee will consider shareholder recommendations for candidates to be nominees for election to the Company’s Board of Directors (“Director Nominees”) if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Mark D. McGinley, Secretary, and must be received at the Company’s executive offices not less than 60 and not more than 90 days prior to the Annual Meeting of Shareholders. All shareholder recommendations for Director Nominee candidates must set forth the following information:

1.	The name and address of the shareholder recommending the proposed Director Nominee for consideration as that information appears on the records of the Company, the telephone number where the shareholder can be reached during normal business hours, the number of shares owned by the shareholder, and the length of time the shares have been owned by the shareholder. If the person recommending the proposed Director Nominee is not a shareholder of record or if the shares are owned by an entity, reasonable evidence of the person’s beneficial ownership of the shares or the person’s authority to act on behalf of the entity;

2.	Complete information as to the identity and qualifications of the proposed Director Nominee, including the full legal name, age, business and residence addresses and telephone numbers, and other contact information, the number of shares owned by the proposed Director Nominee, and the principal occupation and employment of the proposed Director Nominee, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations, and business and other relevant experience (including directorships, employments, and civic activities) and qualifications of the proposed Director Nominee;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed Director Nominee is qualified and suited to be a director of the Company;

4.	The disclosure of any relationship of the proposed Director Nominee with the Company or any of its subsidiaries or affiliates, whether direct or indirect;

5.	A description of all relationships, arrangements, and understandings between the proposing shareholder and the proposed Director Nominee and any other person(s) (naming such person(s)) pursuant to which the proposed Director Nominee is being proposed or would serve as a director, if elected; and

6.	A written acknowledgement by the proposed Director Nominee that he or she has consented to being considered as a nominee, has consented to the Company’s undertaking of an investigation into his or her background, education, experience, and other qualifications if the Corporate Governance and Compensation Committee desires to do so, has consented to be named in the Company’s proxy statement, if so determined, and has consented to serve as a director of the Company, if elected.

There are no specific minimum qualifications or specific qualities or skills that are necessary for directors of the Company to possess. In evaluating proposed Director Nominees, the Compensation and Corporate Governance Committee will consider such factors as it deems appropriate, consistent with the Company’s Governance Guidelines, and other factors identified from time to time by the Board of Directors. The Compensation and Corporate Governance Committee will consider the entirety of each proposed Director Nominee’s credentials. As a general matter, the Committee will consider factors such as personal and professional ethics, integrity, commitment, judgment, independence, possible conflicts of interest, experience, diversity of background, availability, comparison of the approach of incumbent members of the Board of Directors, and ability to represent the interests of all shareholders, not just those of a particular philosophy or constituency.

The Compensation and Corporate Governance Committee will consider all information provided that it deems is relevant to a proposed Director Nominee’s nomination as a director of the Company. Following such consideration, the Committee may seek additional information regarding, and may request an interview with, any proposed Director Nominee whom it wishes to continue considering. Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the proposed Director Nominee to the Board of Directors. The Committee will consider proposed Director Nominees recommended by shareholders on the same basis as proposed Director Nominees from other sources, subject to the procedures described herein and in the Company’s Code of Regulations.

The Compensation and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may be recommended by current members of the Board of Directors, third-party search firms or shareholders. The Compensation and Corporate Governance Committee generally does not consider recommendations for Director Nominee submitted by other constituencies. In order to preserve its impartiality, the Compensation and Corporate Governance Committee will not consider any recommendations from shareholders that are not submitted in accordance with the procedures set forth above. With respect to Dr. Sohi, his nomination for election to the Company’s Board of Directors was recommended by the Compensation and Corporate Governance Committee. The Committee engaged a third-party search firm to assist in identifying and evaluating potential director nominees, including Dr. Sohi.

Shareholder Proposals	In response to matters submitted by shareholders for consideration at special or annual meetings of shareholders, the Compensation and Corporate Governance Committee shall designate one or more members of management of the Company to review properly submitted proposals and to obtain all necessary information to allow management designees to present the shareholder proposal to the Compensation and Corporate Governance Committee for further consideration. Upon submission of a shareholder proposal to the Compensation and Corporate Governance Committee, the Committee will evaluate and make recommendations, as appropriate, to the Board of Directors, with respect to the proposal. This evaluation by the Compensation and Corporate Governance Committee may include, without limitation, consideration of (a) the appropriateness of the proposal, (b) applicable requirements of the Company’s Articles of Incorporation and Code of Regulations, as amended from time to time, (c) legal requirements, including requirements under applicable state corporate law, (d) whether the shareholder proposal has been submitted to shareholders for a vote, and if so, the vote received for and against the proposal, (e) the best interests of all shareholders of the Company, (f) the impact that implementation of the proposal would have on the overall operations of the Company, (g) whether the proposal would result in appropriately accomplishing the goals and objectives described in the proposal, and (h) any other considerations that the Compensation and Corporate Governance Committee may deem appropriate. The process of evaluation may include communication directly with the shareholder proponent by the Compensation and Corporate Governance Committee or the management designees, as the Compensation and Corporate Governance Committee may deem appropriate.

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the next Annual Meeting of Shareholders is expected to be February 22, 2006. However, if the date of the 2006 Annual Meeting is changed by more than 30 calendar days from the date on which this year’s meeting is held, a proposal must be received by the Company a reasonable time before the solicitation in connection with the meeting is made.

Additionally, a shareholder may submit a proposal for consideration at the next Annual Meeting of Shareholders, but not for inclusion in the Proxy Statement, if that proposal is submitted not less than 120 calendar days in advance of the anniversary of the previous year’s annual meeting, which deadline will be March 31, 2006. The Company’s Proxy Statement for the next Annual Meeting of Shareholders will give discretionary authority to Proxy holders to vote with respect to properly submitted proposals not included in such Proxy Statement. For a proposal to be properly requested by a shareholder to be brought before the Annual Meeting of Shareholders, the shareholder must comply with all of the requirements in STERIS’s Code of Regulations as the same may be amended from time to time, as well as the timeliness requirement described above.

Communications by Shareholders and Employees	The Company’s shareholders and other interested parties may communicate with the Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Secretary. Complaints regarding accounting, internal accounting controls, or auditing matters will be forwarded directly to the Chairman of the Audit and Financial Policy Committee. All other communications will be provided to the individual directors or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors. Communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, solicitations, routine customer matters, communications that do not relate, directly or indirectly, to the business of the Company and/or its subsidiaries, and communications that relate to improper or irrelevant topics.

Employees have been instructed that if they have any questions or concerns about compliance with the Company’s Policies, or applicable laws and principles as outlined in the STERIS Code of Business Conduct, or are unsure of “the right thing” to do, they should talk with their supervisor, their local or Corporate Human Resources department personnel, STERIS’s Director of Internal Audit or the STERIS Legal Department, or call the STERIS Ethics Line.

The STERIS Ethics Line does not replace traditional communication channels already in place. However, if Company employees have an issue regarding an ethics or compliance related matter, or have observed something that seems to be a violation of the Company’s Policies, and they feel they cannot communicate effectively using existing internal Company channels, they are instructed by the Code of Business Conduct to call the STERIS Ethics Line. Reports on the STERIS Ethics Line may be made anonymously and without reprisals for matters reported in good faith.

Independent Registered Public Accounting Firm	Ernst & Young LLP has been appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2006, by the Audit and Financial Policy Committee of the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the meeting with an opportunity to make a statement if so desired and to answer appropriate questions with respect to that firm’s audit of the Company’s financial statements and records for the fiscal year ended March 31, 2005.

The Audit and Financial Policy Committee has adopted policies and procedures which are intended to control the services provided by Ernst & Young LLP and to monitor their continuing independence. Under these policies, the Audit and Financial Policy Committee must pre-approve all services performed by Ernst & Young LLP. In addition, the Audit and Financial Policy Committee may delegate authority to grant certain pre-approvals to a member of the Committee. Pre-approvals granted by a member of the Committee are reported to the full Audit and Financial Policy Committee at its next regularly scheduled meeting.

The aggregate fees billed for professional services by Ernst & Young LLP for the fiscal years ended March 31, 2005 and March 31, 2004 were:

	Years Ended March 31,
Type of Fees	2005	2004
	(in thousands)
Audit Fees	$2,332	$982
Audit-Related Fees	133	176
Tax Fees	109	362

Total	$2,574	$1,520

All of the services provided by Ernst & Young were pre-approved in accordance with the Audit and Financial Policy Committee’s pre-approval policies and procedures described above. In the above table, “Audit Fees” are fees paid to Ernst & Young LLP for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material aspects, for the attestation of management’s report on the effectiveness of internal control over financial reporting, and for services that are provided by the accountant in connection with statutory audits; “Audit-Related Fees” include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, benefit plan audits and advisory services; “Tax Fees” include fees for tax compliance, tax advice and tax planning.

Annual Report	The Annual Report to Shareholders of the Company for the fiscal year ended March 31, 2005, which includes financial statements for the Company for the fiscal year then ended, is being mailed to each shareholder of record with this Proxy Statement.

By Order of the Board of Directors,

MARK D. MCGINLEY
Secretary

June 22, 2005

APPENDIX A

STERIS CORPORATION

SENIOR EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of the Senior Executive Management Incentive Compensation Plan (the “Plan”) is to attract and retain key executives for STERIS Corporation, an Ohio corporation (the “Company”), and its Subsidiaries and to provide such persons with incentives for superior performance. Incentive Compensation payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

2. Definitions. As used in this Plan,

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Corporate Governance Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

“Eligible Executive” means the Company’s Chief Executive Officer and any other executive officer or other employee of the Company designated by the Committee.

“Incentive Compensation” shall mean, for each Eligible Executive, a compensation opportunity amount determined by the Committee pursuant to Section 5 below.

“Performance Objectives” means the achievement of a performance objective or objectives established pursuant to this Plan for Eligible Executives. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Company or Subsidiary in which the Eligible Executive is employed or for which the Eligible Executive has responsibilities. The Performance Objectives shall be limited to specified levels of, growth in or relative peer company performance in one or more of the following: earnings per share, return on invested capital, return on total capital, return on assets, return on equity, total shareholder return, net income, revenue, free cash flow, operating profit, gross margin and/or contribution margin, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and productivity improvement.

“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Performance Objectives and the amount of Incentive Compensation payable to each Eligible Executive upon the achievement of the specified Performance Objectives.

4. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

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5. Awards.

(a) Not later than the 90th day of each fiscal year of the Company, the Committee shall establish the Performance Objectives for each Eligible Executive and the amount of Incentive Compensation payable (or formula for determining such amount) upon full achievement of the specified Performance Objectives for such fiscal year. The Committee may further specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no Incentive Compensation payment will be made and set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Objectives. The Committee may not modify any terms of awards established pursuant to this section, except to the extent that after such modification the Incentive Compensation would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b) The Committee retains the discretion to reduce the amount of any Incentive Compensation that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c) Notwithstanding any other provision of the Plan to the contrary, the Incentive Compensation paid to an Eligible Executive under the Plan for a fiscal year shall not exceed two and one-half (2 1/2) times the applicable Eligible Executive’s annual base salary, and in no event shall such Incentive Compensation exceed $2,000,000.

6. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the Performance Objectives have been achieved and the amount of the Incentive Compensation to be paid to each Eligible Executive for such fiscal year and shall document such determinations.

7. Payment of Incentive Compensation. Incentive Compensation shall be paid no later than two and a half months from the end of the Company’s fiscal year.

8. No Right to Compensation or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, Incentive Compensation or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any Subsidiary of the Company.

9. Withholding. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Compensation.

10. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

11. Amendment and Termination. The Committee may amend the Plan from time to time, provided that any such amendment is subject to approval by the shareholders of the Company to the extent required to satisfy the requirements of Section 162(m) of the Code and the Regulations promulgated thereunder and provided further that any such amendment shall not cause the amount payable under Incentive Compensation to be increased as compared to the amount that would have been paid in accordance with the terms established within such period. The Committee may also terminate the Plan, on a prospective basis only, at any time.

12. Effective Date. Subject to its approval by the shareholders, this Plan shall become effective for the Company’s 2006 fiscal year, and shall remain effective until the first annual meeting of shareholders to be held in the 2011 fiscal year, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

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APPENDIX B

STERIS CORPORATION

AUDIT AND FINANCIAL POLICY COMMITTEE CHARTER

ORGANIZATION

This charter governs the operation of the Audit and Financial Policy Committee (the “Committee”). The Committee shall review and reassess the adequacy of this charter at least annually as part of an annual performance evaluation. Proposed changes to this charter must be approved by the Board of Directors.

The Committee shall be appointed by the Board of Directors and shall be comprised of at least three Directors, each of whom meets the independence requirements of the SEC and the New York Stock Exchange. All Committee members shall be financially literate, and at least one member shall be a “financial expert” as defined under the Sarbanes-Oxley Act of 2002 and any applicable rules promulgated thereunder by the Securities and Exchange Commission (SEC). Committee members shall not serve on more than three public company audit committees simultaneously, unless the Board of Directors determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee. The Company shall disclose any such determination in the Company’s annual proxy statement.

STATEMENT OF POLICY

The Committee shall assist the Board in providing oversight relating to the integrity of the Company’s financial statements and financial reporting process, its systems of internal accounting and financial controls, the internal audit process and the annual independent audit of the Company’s annual financial statements, the Company’s compliance with legal and regulatory requirements, and the independent auditors’ qualifications and independence. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

The Committee has the responsibilities and powers set forth in this Charter. It is not the duty of the Audit Committee to plan or conduct audits or to prepare the Company’s financial statements. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the company’s unaudited interim financial statements.

The Committee, in carrying out its responsibilities, shall review with the independent auditors and management their judgment of the quality and the acceptability of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

In fulfilling its responsibility, the Committee will maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company, and will meet with each separately as appropriate or required.

RESPONSIBILITIES AND PROCESS

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities:

Independent Auditors

The Committee shall be directly responsible to select, evaluate, set compensation for, and, where appropriate, replace the independent auditors. The Committee shall be directly responsible for the oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall have a clear understanding with management and the independent auditors that the independent auditors report directly to the Committee. The Committee shall receive an annual report and such other reports as the Committee deems appropriate from the independent auditors regarding the auditors’ independence, and their internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company to assess the auditor’s independence.

After reviewing the foregoing report and the independent auditors’ work throughout the year, the Committee shall evaluate the auditor’s qualifications, performance and independence. Such evaluation should include the review and evaluation of the lead partner of the independent auditor and take into account the opinions of management and the Company’s personnel responsible for the internal audit function.

The Committee shall take such actions as may be required by law with respect to the identification and regular rotation of the audit partners serving on the Company’s audit engagement team.

The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services prescribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting. The Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

If necessary, the Committee shall recommend to the Board appropriate action to be taken with respect to the independence of the auditors.

Internal Audit

The Internal Audit function is designed to provide a check that a system of internal controls is maintained throughout the Company which supports the protection of the assets of the Company and provides the proper authorization and recording of transactions such that the financial information is reliable and materially accurate; and financial statements fairly present, in all material respects, the financial condition and results of operations of the Company in accordance with U.S. Generally Accepted Accounting Principles. The Committee shall discuss with the internal auditors the overall scope and plans of their audits.

Internal Control

The Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs, including the Company’s Code of Business Conduct.

Annual Financial Statement Audit and Quarterly Reviews

The Committee shall discuss with the independent auditors the overall scope and plans of their audit. The Committee shall regularly review with the independent auditor any audit problems or difficulties encountered during the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or access to requested information, and management’s response. The Committee shall review any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company.

The Committee shall receive and review a report from the independent auditor, prior to the filing of its audit report with the SEC, on all critical accounting policies and practices of the Company, all material alternative treatments of financial information within Generally Accepted Accounting Principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management.

The Committee shall review and discuss with the independent auditors (i) the report of their annual audit, or proposed report of their annual audit, (ii) any accompanying management letter, (iii) the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 100, and (iv) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake.

Financial Reporting

The Committee shall review with management and the independent auditors the audited financial statements and related disclosures including disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K. The Committee’s review of the financial statements shall include: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) discussions with management and the independent auditors regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements and the reasonableness of those judgments; (iii) consideration of the effect of regulatory accounting initiatives, as well as off-balance sheet structures on the financial statements; (iv) consideration of management’s judgment about the quality and acceptability of accounting principles, and (v) the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under professional standards. Based on these reviews, the Committee shall annually report to the Board whether the Committee recommends inclusion of the financial statements in the Company’s Annual Report on Form 10-K.

In addition, the Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s quarterly report on Form 10-Q. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under Generally Accepted Auditing Standards. The Committee shall also discuss the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the disclosures regarding internal controls and other applicable financial control matters required by Sections 302 of the Sarbanes-Oxley Act of 2002 and any applicable SEC rules thereunder. The Committee Chair, or his designee, may represent the entire Committee for the purpose of this review.

The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, which review may occur after issuance of such releases or guidance, and may be done generally as a review of the types and form of information to be disclosed. In addition, the Committee shall review and discuss the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, prior to their filing with the SEC.

Financial Policy

The Committee has the authority to establish and approve the Company’s investment and financial policy, including permissible investments, currency requirements, maturity restrictions, duration, and other requirements with respect to safety, liquidity, objective, yield, and other factors, and changes and revisions thereto.

The Committee also has the authority to establish and approve the Company’s banking policies or relationships, credit activities, debt instruments, private or public placement of debt and other policies and actions with respect to Company debt and any changes or amendments thereto.

The Committee shall also review with management, and approve as appropriate, other significant matters pertaining to the financial operations and performance of the Company. This may include major pending litigation, financial structure and credit ratings, tax issues, and any other matter delegated to the Committee by the Board of Directors. The Committee shall report to the Board, actions taken or approved hereunder with respect to financial policy matters. The Committee may also authorize officers of the Company to take action consistent with or to support such approved financial policy or guidelines.

Other Matters

The Committee shall review the Company’s Code of Business Conduct and programs to monitor compliance with such programs.

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

MEETINGS AND RESOURCES OF THE COMMITTEE

The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary. The Chair of the Committee shall, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing the agenda, and supervising the conduct thereof. The Committee may also take any action permitted hereunder by unanimous written consent.

The Committee shall have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties.

The Company shall provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the Company’s independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, (ii) compensation to independent counsel or any other advisors employed by the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

APPENDIX C

STERIS CORPORATION

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE CHARTER

ORGANIZATION AND STATEMENT OF POLICY

This Charter governs the operation of the Company’s Compensation and Corporate Governance Committee which establishes and administers the Company’s policies, programs and procedures with respect to:

(a) reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of these goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

(b) making recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans;

(c) producing a report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of shareholders in accordance with applicable rules and regulations;

(d) identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

(e) selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders;

(f) developing and recommending to the Board corporate governance principles applicable to the Company; and

(g) overseeing the process for evaluation of the Board and senior management.

COMPOSITION

Size. The Committee shall be appointed by the Board of Directors and shall be comprised of at least three directors, one of whom shall be appointed by the Board as the Chairman of the Committee. Each Committee member will serve at the pleasure of the Board for such term as the Board may decide or until such Committee member is no longer a Board member.

Qualifications. Each Committee member will be “independent” under the rules of the New York Stock Exchange. In addition, no person shall serve as a member of the Committee who does not both qualify as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and satisfy the “non-employee” director standard contained in Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

RESPONSIBILITIES AND PROCESS

The following shall be the principle recurring process of the Committee in carrying out its responsibilities:

Compensation:

•	The Committee will review and approve a compensation philosophy for senior management and Board members of the Company.

•	The Committee will review and approve, at least annually, corporate goals and objectives relevant to the compensation of the President and CEO. The Committee will also review compensation actions, corporate goals, and performance objectives affecting members of the Company’s senior management, based on recommendations of the Chief Executive Officer.

•	In determining the long-term incentive component of CEO compensation, the Committee will consider, among other things, the Company’s performance and relative shareholder return, the value of similar incentive awards to the CEOs at comparable companies and the awards given to the Company’s CEO in past years;

•	The Committee will make recommendations to the Board with respect to the approval, adoption and amendment of all cash- and equity-based incentive compensation plans in which any executive officer of the Company participates, including, without limitation, the Company’s Management Incentive Compensation Plan (MICP) and Senior Management Incentive Compensation Plan (SMICP), and other similar plans or programs.

•	The Committee will make recommendations to the Board with respect to approval, adoption and amendment of all other equity-based plans and will oversee the Company’s equity-based incentive compensation plans and other plans adopted by the Board that contemplate oversight by the Committee, including, without limitation, approving the grant of all stock options or other incentive compensation pursuant to the Company’s plans for employees, senior management and members of the Board.

•	The Committee will, in consultation with appropriate officers of the Company, oversee regulatory compliance with respect to compensation matters, including, without limitation, overseeing any compensation programs intended to preserve tax deductibility, and, as may be required, establishing performance goals and determining whether performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

•	In accordance with the Company’s Board Governance Guidelines, the Committee will periodically review director compensation in relation to other comparable companies and in the light of such other factors as the Committee may deem appropriate. The Committee shall discuss this review with the Board.

•	At least annually, the Committee shall report to the Board on succession planning, which shall include appropriate contingencies in case the CEO or any other member of senior management retires, resigns or is incapacitated. The Committee shall assist the Board in evaluating potential successors to the CEO.

Composition, structure and operation of the Board and Governance of the Company:

•	The Committee will develop, recommend to the Board, and periodically evaluate, guidelines and criteria for selecting nominees to the Board, which may include, without limitation, such factors as the individuals’ judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, assessment of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

•	The Committee will review the qualifications of and recommend individuals to be nominated by the Board for election to the Board at each annual meeting of shareholders and at such other times as may be appropriate to fill a vacancy on the Board (whether created by an increase in the size of the Board or otherwise) in accordance with the Company’s regulations or otherwise, and review and evaluate any shareholder proposals relating to the nomination by shareholders of any candidates to the Board or the right of any shareholder to do so.

•	The Committee will make such recommendations to the Board concerning the organization and operation of the Board as the Committee may deem appropriate, including, without limitation, recommendations with respect to such matters as the size and composition of the Board, the tenure of directors and the number of regularly scheduled meetings held each year by the Board.

•	The Committee will develop, recommend to the Board, and periodically evaluate corporate governance guidelines applicable to the Company and will oversee the evaluation of the Board and management in accordance with the Company’s corporate governance guidelines. At least annually, the Committee will review those guidelines and recommend changes, as appropriate.

•	In response to matters submitted by shareholders for consideration at special or annual meetings of shareholders, the Committee shall designate one or more members of management of the Company to review properly submitted proposals and to obtain all necessary information to allow management designees to present the shareholder proposal to the Committee for further consideration. Upon submission of the shareholder proposal to the Committee, the Committee will evaluate and make recommendations, as appropriate, to the Board of Directors, with respect to such proposals. This evaluation by the Committee may include, without limitation, consideration of (a) the appropriateness of the proposal, (b) applicable requirements of the Articles of Incorporation and Regulations, as amended from time to time, (c) legal requirements, including requirements under applicable state corporate law, (d) whether the shareholder proposal has been submitted to shareholders for a vote, and if so, the vote received for and against such proposal, (e) the best interest of all shareholders of the Company, (f) the impact that implementation of such proposal would have on the overall operations of the Company, (g) whether the proposal would result in appropriately accomplishing the goals and objectives described in such proposal, and (h) any other considerations that the Committee may deem appropriate. The process of evaluation may include communication directly with the shareholder proponent by the Committee or the management designees, as the Committee may deem appropriate.

•	The Committee will consider possible conflicts of interest of Board members and management and make recommendations to prevent, minimize or eliminate such conflicts of interest. Consistent with New York Stock Exchange listing requirements, the Director Code of Ethics, and the Company’s Code of Conduct, the Board will cause the Company to promptly disclose any waiver of the Company’s conflict of interest policy for a director or executive officer.

DELEGATION OF DUTIES AND RESPONSIBILITIES

•	The Committee shall perform any other duties or responsibilities delegated to the Committee by the Board from time to time. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

•	The Committee, with the assistance of management and any outside advisors the Committee deems appropriate, shall prepare a report for inclusion in the Company’s proxy statement relating to the Company’s annual meeting of shareholders.

MEETINGS AND REPORTS

The Committee shall meet at least three times each year at such scheduled times as the Chairman of the Committee may determine. Additional meetings may be called by the Chairman or by any two members of the Committee. The Chairman shall, in consultation with the other members of the Committee and appropriate officers of the Company, establish the agenda for each Committee meeting. Each Committee member may submit items to be included on the agenda. Committee members may also raise subjects that are not on the agenda at any meeting. The Chairman shall supervise the conduct of the meetings and shall have other responsibilities which the Committee may designate from time to time. Action of the Committee may be taken without a meeting with the unanimous written consent of the Committee members. A majority of the Committee members shall constitute a quorum for the transaction of business. The act of a majority of Committee members present at a Committee meeting at which a quorum is in attendance shall be the act of the Committee, unless a greater number is required by law, the Company’s articles of incorporation or its regulations. The Committee shall prepare and, through its Chairman, report on the Committee’s work to the Board of Directors.

MANAGEMENT SUPPORT AND CONSULTANTS

Management shall provide to the Committee such assistance as the Committee may request to assist the Committee in fulfilling its duties. The Committee shall have appropriate resources and authority to discharge its responsibilities, including, without limitation, appropriate funding in such amount as the Committee deems necessary, to compensate any consultants and any independent advisors retained by the Committee. The Committee shall have the sole authority to retain and terminate any compensation consultant or search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such consultant or search firms. The Committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

ANNUAL REVIEW

At least annually, the Committee shall (a) review this Charter with the Board and recommend any changes to the Board and (b) evaluate its performance against the requirements of this Charter and review this evaluation with the Board. The evaluation shall include the goals and objectives of the Committee for the upcoming year. The Committee shall conduct its review and evaluation in such manner as it deems appropriate.

Consistent with New York Stock Exchange listing requirements, this Charter will be included on the Company’s website and will be made available upon request sent to the Company’s Secretary. The Company’s annual report to shareholders will state that this Charter is available on the Company’s website and will be available upon request.

APPENDIX D

STERIS CORPORATION

COMPLIANCE COMMITTEE CHARTER

ORGANIZATION

This charter governs the operation of the Compliance Committee. The Committee shall review and reassess the adequacy of this charter at least annually and obtain the approval of the Board of Directors for any proposed changes to the charter. The Committee shall be appointed by the Board of Directors and shall be comprised of at least three Directors. All Committee members shall be familiar with matters of corporate compliance.

STATEMENT OF POLICY

The Compliance Committee shall assist the Board of Directors in providing oversight relating to the Company’s compliance with applicable laws and regulations, the development, promulgation, and revision of compliance polices, and the development, implementation, and revision of compliance programs. In discharging its oversight responsibilities with respect to compliance programs, the Committee shall evaluate such programs relative to customary industry standards.

Management is responsible for implementing adequate compliance policies and programs. Further, management is responsible for planning and conducting audits of the Company’s state of compliance with applicable laws and regulations.

RESPONSIBILITIES AND PROCESS

The following shall be the principle recurring process of the Compliance Committee in carrying out its oversight responsibilities.

State of Compliance

The Committee shall, in consultation with Company management, satisfy itself that the Company has in place adequate mechanisms to ensure effective compliance efforts, including:

1)	clear, unequivocal policy statements communicated to employees; and

2)	employee education and training programs, including dissemination of necessary information on changes in applicable laws and regulations.

Meetings and Reports

The Committee shall meet at least once annually and at such other times as determined by the chairperson of the Committee. A majority of the Committee members shall constitute a quorum for the transaction of business. The Committee will prepare and, through its chairperson, submit periodic reports of the Committee’s work to the Board of Directors. The report will contain recommendations for Board actions when appropriate.

Management Support

To assist the Committee in fulfilling its duties, management shall provide the Committee with information and recommendations as needed and requested. Management shall implement and enforce adequate compliance policies and programs. The substantive areas of the policies and programs will include, without limitation: Environmental, Health and Safety; Regulatory Affairs and Quality Systems; Employment Compliance; Trade Regulation and Antitrust; Securities Law; and Business Ethics. Management shall plan and conduct audits of the Company’s state of compliance with applicable laws and regulations. Management shall appropriately discipline any employee responsible for violating compliance polices.

D-1

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM PROMPTLY USING

THE ENCLOSED ENVELOPE.

Ú                  FOLD AND DETACH HERE                  Ú

PROXY

PROXY

STERIS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 29, 2005

This Proxy is solicited by the Board of Directors

At the Annual Meeting of Shareholders of the Company to be held on July 29, 2005, and at any adjournment thereof, Kevin M. McMullen, John P. Wareham, Loyal W. Wilson, Mark D. McGinley and Laurie Brlas, and each of them, with full power of substitution in each (the “Proxies”), are hereby authorized to represent me and to vote my shares on the following Proposals:

1.	Electing directors to serve for a one-year term of office expiring at the Company’s 2006 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Cynthia L. Feldmann, Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, J.B. Richey, Mohsen M. Sohi, Les C. Vinney and Michael B. Wood.
2.	Approving the STERIS Corporation Senior Executive Management Incentive Compensation Plan.

The Board of Directors recommends votes FOR the election of the nominees listed above and FOR the approval of the STERIS Corporation Senior Executive Management Incentive Compensation Plan.

Unless otherwise specified, this Proxy will be voted FOR the election of the nominees listed above and FOR the approval of the STERIS Corporation Senior Executive Management Incentive Compensation Plan. SEE REVERSE SIDE.

(change of address)

(If you have written in the above space, please mark the corresponding box on the reverse side.)

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM PROMPTLY USING THE

ENCLOSED ENVELOPE.

Ú                FOLD AND DETACH HERE                Ú

STERIS CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.        ☒

1.	Election of Directors Director Nominees:	For All ☐	Withheld All ☐	For All Except: ☐
	Cynthia L. Feldmann, Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, J.B. Richey, Mohsen M. Sohi, Les C. Vinney and Michael B. Wood. The Board of Directors recommends a vote FOR all the above nominees.			Nominee Exception(s):
2.	Approval of the STERIS Corporation Senior Executive Management Incentive Compensation Plan.	For ☐	Against ☐	Abstain ☐
The Board of Directors recommends a vote FOR Proposal 2.
I Will Attend Meeting ☐ Change of Address ☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment thereof and matters incident to the conduct of the meeting.

Date:                                                    , 2005

Signature(s)

Signature(s)

NOTE: Please sign exactly as name appears in the area to the left. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS DIRECTION FORM PROMPTLY

USING THE ENCLOSED ENVELOPE.

Ú                FOLD AND DETACH HERE                Ú

DIRECTION FORM

STERIS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 29, 2005

Instructions for Voting Shares Held by Delaware Charter Guarantee & Trust Company d.b.a. Principal Trust Company, Trustee under the STERIS Corporation 401(k) Plan and Trust (the “Plan”)

Pursuant to the Plan, I hereby direct Delaware Charter Guarantee & Trust Company d.b.a. Principal Trust Company, as Trustee, to vote in person or by proxy all Common Shares of the Company credited to my stock fund account under the Plan at the Annual Meeting of Shareholders of the Company to be held on July 29, 2005, and at any adjournment thereof, as specified, on all matters coming before said meeting.

1.	Electing directors to serve for a one-year term of office expiring at the Company’s 2006 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Cynthia L. Feldmann, Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, J.B. Richey, Mohsen M. Sohi, Les C. Vinney and Michael B. Wood.

2.	Approving the STERIS Corporation Senior Executive Management Incentive Compensation Plan.

The Board of Directors recommends votes FOR the election of the nominees listed above and FOR the approval of the STERIS Corporation Senior Executive Management Incentive Compensation Plan.

IF THE TRUSTEE DOES NOT RECEIVE YOUR INSTRUCTIONS FOR VOTING, IT WILL VOTE THE SHARES CREDITED TO YOUR STOCK FUND ACCOUNT IN THE SAME PROPORTION AS IT VOTES THOSE SHARES WITH RESPECT TO WHICH IT DOES RECEIVE VOTING INSTRUCTIONS REGARDING THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, THE APPROVAL OF THE STERIS CORPORATION SENIOR EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. SEE REVERSE SIDE.

DIRECTION FORMS MUST ARRIVE AT THE OFFICES OF NATIONAL CITY BANK, THE TABULATING AGENT, NO LATER THAN 5:00 P.M., EASTERN DAYLIGHT SAVING TIME, ON JULY 22, 2005, FOR TABULATION.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS DIRECTION FORM PROMPTLY USING THE

ENCLOSED ENVELOPE.

Ú                FOLD AND DETACH HERE                Ú

STERIS CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.        ☒

1.	Election of Directors Director Nominees:	For All ☐	Withheld All ☐	For All Except: ☐

Cynthia L. Feldmann, Stephen R. Hardis, Jacqueline B. Kosecoff, Raymond A. Lancaster, J.B. Richey, Mohsen M. Sohi, Les C. Vinney and Michael B. Wood.

The Board of Directors recommends a vote FOR all the above nominees.

Nominee Exception(s):
2.	Approval of the STERIS Corporation Senior Executive Management Incentive Compensation Plan.	For ☐	Against ☐	Abstain ☐
The Board of Directors recommends a vote FOR Proposal 2.

I Will Attend Meeting     ☐

In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting or at any adjournment thereof and matters incident to the conduct of the meeting.

Date:                                                                    , 2005

Signature(s)

Signature(s)

NOTE: Please sign exactly as name appears in the area to the left. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.